Calculation of Filing Fee Tables
S-8
CHIMERA INVESTMENT CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	540,000	$ 13.62	$ 7,354,800.00	0.0001381	$ 1,015.70
Total Offering Amounts:						$ 7,354,800.00		$ 1,015.70
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,015.70
Offering Note
[1]	(1) This registration statement registers 540,000 shares of common stock, $0.01 par value per share, of Chimera Investment Corporation (the "Common Stock") to be issued from time to time in accordance with the Chimera Investment Corporation Inducement Award Plan. (2) Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended based on the average of the high and low sales prices for the Common Stock as reported on the New York Stock Exchange on September 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A